Exhibit 15

October 28, 2010

IDACORP, Inc.

Idaho Power Company

Boise, Idaho

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiary for the periods ended September 30, 2010 and 2009, as indicated in our reports dated October 28, 2010; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, are incorporated by reference in Registration Statement Nos. 333-155498 and 333-155645 on Form S-3 and Registration Statement Nos. 333-65406, 333-125259, 333-143404, and 333-159855 on Form S-8 of IDACORP, Inc. and Registration Statement No. 333-166774 on Form S-3 and Registration Statement No. 333-66496 on Form S-8 of Idaho Power Company.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho